SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                           RITA Medical Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   76774E-10-3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ]    Rule 13d-1(b)

              [ ]    Rule 13d-1(c)

              [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                                Page 1 of 15 Pages
                            Exhibit Index on Page 13

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 76774E-10-3                                             13 G                   Page 2 of 15 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Delphi Ventures II, L.P. ("DV II")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       695,884 shares, except that Delphi Management Partners II, L.P. ("DMP
           OWNED BY EACH                      II"), the general partner of DVII, may be deemed to have sole power
             REPORTING                        to vote these shares, and James R. Bochnowski ("Bochnowski"), David L.
              PERSON                          Douglass ("Douglass") and Donald J. Lothrop ("Lothrop"), the general
               WITH                           partners of DMP II, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              695,884 shares, except that DMP II, the general partner of DV II, may be deemed to have sole power to dispose of these shares, and
                                              Bochnowski, Douglass and Lothrop, the general partners of DMP II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       695,884
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.07%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 76774E-10-3                                             13 G                   Page 3 of 15 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Delphi BioInvestments II, L.P. ("DBI II")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       3,558 shares, except that DMP II, the general partner of DBI II, may
           OWNED BY EACH                      be deemed to have sole power to vote these shares, and Bochnowski,
             REPORTING                        Douglass and Lothrop, the general partners of DMP II, may be deemed to
              PERSON                          have shared power to vote these shares.
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              3,558 shares, except that DMP II, the general partner of DBI II, may be deemed to have sole power to dispose of these shares, and
                                              Bochnowski, Douglass and Lothrop, the general partners of DMP II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,558
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.03%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 76774E-10-3                                             13 G                   Page 4 of 15 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Delphi Management Partners II, L.P. ("DMP II")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       699,442 shares, of which 695,884 are directly owned by DV II and 3,558
           OWNED BY EACH                      are directly owned by DBI II.  DMP II, the general partner of DV II
             REPORTING                        and DBI II, may be deemed to have sole power to vote these shares, and
              PERSON                          Bochnowski, Douglass and Lothrop, the general partners of DMP II, may
               WITH                           be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              699,442 shares, of which 695,884 are directly owned by DV II and 3,558 are directly owned by DBI II.  DMP II, the general partner of DV II and DBI II, may be deemed to have sole power to dispose of these shares, and Bochnowski, Douglass and Lothrop, the general partners of
                                              DMP II, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       699,442
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.09%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 76774E-10-3                                             13 G                   Page 5 of 15 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      James R. Bochnowski ("Bochnowski")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       9,900 shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              699,442 shares, of which 695,884 are directly owned by DV II and 3,558 are directly owned by DBI II.  Bochnowski is a general partner of DMP
                                              II, the general partner of DV II and DBI II, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              9,900 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              699,442 shares, of which 695,884 are directly owned by DV II and 3,558 are directly owned by DBI II.  Bochnowski is a general partner of DMP
                                              II, the general partner of DV II and DBI II, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       709,342
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.16%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 76774E-10-3                                             13 G                   Page 6 of 15 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      David L. Douglass ("Douglass")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       9,900 shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              699,442 shares, of which 695,884 are directly owned by DV II and 3,558 are directly owned by DBI II.  Douglass is a general partner of DMP
                                              II, the general partner of DV II and DBI II, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              9,900 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              699,442 shares, of which 695,884 are directly owned by DV II and 3,558 are directly owned by DBI II.  Douglass is a general partner of DMP
                                              II, the general partner of DV II and DBI II, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       709,342
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.16%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 76774E-10-3                                             13 G                   Page 7 of 15 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Donald J. Lothrop ("Lothrop")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       2,250 shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              699,442 shares, of which 695,884 are directly owned by DV II and 3,558 are directly owned by DBI II.  Lothrop is a general partner of DMP II, the general partner of DV II and DBI II, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,250 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              699,442 shares, of which 695,884 are directly owned by DV II and 3,558 are directly owned by DBI II.  Lothrop is a general partner of DMP II, the general partner of DV II and DBI II, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       701,692
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.11%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                                              Page 8 of 15 Pages

ITEM 1(A).        NAME OF ISSUER:

                  RITA Medical Systems, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  967 North Shoreline Boulevard
                  Mountain View, CA  94043

ITEM 2(A).        NAME OF PERSON FILING:

                  This statement is filed by Delphi Ventures II, L.P, a Delaware limited partnership ("DV II"), Delphi BioInvestments II, L.P., a Delaware limited partnership ("DBI II"), Delphi Management Partners II, L.P., a Delaware limited partnership ("DMP II"), James R. Bochnowski ("Bochnowski"), David L. Douglass ("Douglass") and Donald J. Lothrop ("Lothrop"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  DMP II is the general partner of DV II and DBI II and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by DV II and DBI II. Bochnowski, Douglass and Lothrop are the general partners of DMP II and may be deemed to have shared power to vote and shared power to dispose of the shares of the issuer directly owned by DV II and DBI II.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  Delphi Ventures
                  3000 Sand Hill Road
                  Building 1 - Suite 135
                  Menlo Park, CA  94025

ITEM 2(C)         CITIZENSHIP:

                  DV II, DBI II and DMP II are Delaware limited partnerships. Bochnowski, Douglass and Lothrop are United States citizens.

ITEM 2(D) AND ITEM 2(E).   TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER:

                  Common Stock
                  CUSIP # 76774E-10-3

ITEM 3.           Not Applicable.

                                                              Page 8 of 15 Pages


ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                           (a) Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                           (b)      Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                           (c) Number of shares as to which such person has:

                                    (i)  Sole  power  to vote or to  direct  the
                                    vote:

                                    See Row 5 of cover  page for each  Reporting
                                    Person.

                                    (ii)  Shared  power to vote or to direct the
                                    vote:

                                    See Row 6 of cover  page for each  Reporting
                                    Person.

                                    (iii) Sole power to dispose or to direct the disposition of:

                                    See Row 7 of cover  page for each  Reporting
                                    Person.

                                    (iv)  Shared  power to  dispose or to direct
                                    the disposition of:

                                    See Row 8 of cover  page for each  Reporting
                                    Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the limited partnership agreements of DV II, DBI II and DMP II, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

                                                             Page 10 of 15 Pages

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

ITEM 10.          CERTIFICATION:

                  Not applicable.

                                                             Page 11 of 15 Pages


                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 7, 2001


                                DELPHI VENTURES II, L.P., a Delaware
                                Limited Partnership


                                By:  Delphi Management Partners II, L.P.,
                                     a Delaware Limited Partnership
                                     Its General Partner



                                By:    /s/  James R. Bochnowski
                                       ------------------------------
                                       James R. Bochnowski
                                       General Partner


                                DELPHI BIOINVESTMENTS II, L.P., a Delaware
                                Limited Partnership

                                By:  Delphi Management Partners II, L.P.,
                                     a Delaware Limited Partnership
                                     Its General Partner



                                By:    /s/  James R. Bochnowski
                                       ------------------------------
                                       James R. Bochnowski
                                       General Partner


                                DELPHI MANAGEMENT PARTNERS II., L.P.,
                                a Delaware Limited Partnership


                                By:    /s/  James R. Bochnowski
                                       ------------------------------
                                       James R. Bochnowski
                                       General Partner

                                                             Page 12 of 15 Pages



                                JAMES R. BOCHNOWSKI


                                By:    /s/  James R. Bochnowski
                                       ------------------------------
                                       James R. Bochnowski


                                DAVID L. DOUGLASS


                                By:    /s/  David L. Douglass
                                       ------------------------------
                                       David L. Douglass


                                DONALD J. LOTHROP


                                By:    /s/  Donald J. Lothrop
                                       ------------------------------
                                       Donald J. Lothrop

                                                             Page 13 of 15 Pages



                                  EXHIBIT INDEX


                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------
Exhibit A:  Agreement of Joint Filing                                 14

                                                             Page 14 of 15 Pages

                                    EXHIBIT A



                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of RITA Medical Systems, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 7, 2001


February 7, 2001                      DELPHI MANAGEMENT PARTNERS II, L.P.,
                                      a Delaware Limited Partnership



                                      By:   /s/  James R. Bochnowski
                                            ------------------------------------
                                            James R. Bochnowski, General Partner


February 7, 2001                      DELPHI VENTURES II, L.P.,
                                      a Delaware Limited Partnership

                                      By:   Delphi Management Partners II, L.P.
                                            a Delaware Limited Partnership
                                            Its General Partner



                                      By:   /s/  James R. Bochnowski
                                            ------------------------------------
                                            James R. Bochnowski, General Partner


February 7, 2001                      DELPHI BIOINVESTMENTS II, L.P.,
                                      a Delaware Limited Partnership

                                      By:   Delphi Management Partners II, L.P.
                                            a Delaware Limited Partnership
                                            Its General Partner



                                      By:   /s/  James R. Bochnowski
                                            ------------------------------------
                                            James R. Bochnowski, General Partner

                                                             Page 15 of 15 Pages


February 7, 2001


                                      By:   /s/  James R. Bochnowski
                                            ------------------------------------
                                               James R. Bochnowski
February 7, 2001


                                      By:   /s/  David L. Douglass
                                            ------------------------------------
                                            David L. Douglass


February 7, 2001


                                      By:   /s/  Donald J. Lothrop
                                            ------------------------------------
                                            Donald J. Lothrop